EXHIBIT 10.5

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

JOINT DEVELOPMENT AGREEMENT
THIS JOINT DEVELOPMENT AGREEMENT (this “Agreement”) dated as of August 12, 2011 (the “Effective Date”) is made by and between TFG RADIANT NEW-ENERGY GROUP LTD. (“TFG Radiant N-E”), a corporation organized and existing under the laws of the British Virgin Islands, and having offices at Block B, Fourth Floor, Building B, No. 1 Binlang Road, Fuitan FTZ, Shenzhen, China 518038, and Ascent Solar Technologies, Inc. (“Ascent”), a corporation existing under the laws of the State of Delaware, and having offices at 12300 North Grant Street, Thornton, Colorado 80241

WHEREAS, Ascent is a developer of thin-film photovoltaic modules with substrate materials that are more flexible than most traditional solar panels and that can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial installations;
WHEREAS, TFG Radiant N-E is a multi-business group with operations in solar energy development and distribution, wind energy, metal roofing and curtain architectural design and construction, construction materials, international trade, financial investment, real estate development, information industries, and consulting services;
WHEREAS, subject to the satisfaction of the conditions set forth in this Agreement (including the payment by TFG Radiant N-E of amounts specified in this Agreement) Ascent is willing to grant to TFG Radiant N-E a license or licenses to the Ascent IP in the Territory (each as defined below), and provide other consulting services to TFG Radiant N-E in the Territory;
NOW, THEREFORE in view of the foregoing premises and in consideration of the mutual promises and covenants contained in this Agreement, Ascent and TFG Radiant N-E agree as follows.
Article 1
Definitions
The following words and phrases will have the meanings set forth below where used herein with initial capital letters:
1.1    Affiliate. An “Affiliate” of a subject person or entity means any person or entity controlling, controlled by or under common control with that subject person or entity. “Control” for this purpose shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or interests, by contract, or otherwise. TFG Radiant N-E and TFG Radiant Investment Group, Ltd. shall be deemed Affiliates regardless of any future changes in ownership within such entities.
1.2    Ascent Core Technology. “Ascent Core Technology” means all hardware, software, process, tools, designs, know-how and any other IP associated with CIGS Photovoltaic Fabrication Facilities and the design and manufacture of CIGS PV.
1.3    Background IP. “Background IP” means all IP owned or controlled by a party or its Affiliates (including Ascent Core Technology) as of the Effective Date.
1.4    CIGS. “CIGS” means Copper Indium Gallium diSelenide.
1.5    CIGS PV. “CIGS PV” means CIGS thin-film photovoltaic modules.
1.6    Copyrights. “Copyrights” means all expressions fixed in a tangible medium, copyrightable material and copyrights (including all other literary and author rights), including software, computer programs, electronic designs and specifications.
1.7    Fab. “Fab” means any Photovoltaic Fabrication Facilities.
1.8    Licensed Products. “Licensed Products” means CIGS PV and materials and services sold in connection therewith that specifically relate to CIGS PV (excluding unrelated materials, products, and services such as a housing structure), inclusive of any encapsulation of such modules or material which utilize Ascent IP and which is made, used, sold, offered for sale, imported,

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distributed, or otherwise utilized by or on behalf of TFG Radiant N-E and/or TFG Radiant N-E's licensees and sub-licensees, if any, pursuant to a license granted under this Agreement.
1.9    Net Sales. “Net Sales” means, with respect to Licensed Products, the net revenues received by TFG Radiant N-E or its licensees and sublicensees or their Affiliates, if any, for Licensed Products which are sold, transferred, leased, or otherwise distributed for value to a party other than TFG Radiant N-E or TFG Radiant N-E's licensees or sublicensees or their Affiliates; less any returns, refunds, bona fide credits, discounts, rebates and allowances offered in the trade; and excluding any taxes, charges, or duties levied by any governmental authority, freight, packaging or shipping charges and other non-price items. If Licensed Products are sold or leased in transactions that are not bona fide arm's-length transactions, Net Sales shall be determined by the most recent bona fide arm's-length commercial sale of the identical Licensed Products to an independent party. If a Licensed Product is sold as a part or subassembly of a larger end-item that also performs other functions in addition to those performed by the Licensed Product, Ascent and TFG Radiant N-E will negotiate reasonably and in good faith to determine a prorated value of the larger end-item that reflects the value of the Licensed Product, such prorated value taking into account the portion of the housing structure, balance of system, connectors, and other elements necessary to the installation and operation of the Licensed Product and further taking into account the relative levels of intellectual-property content of each of the elements; provided that to the extent that an identical or equivalent Licensed Product is sold as a standalone device, the prorated value of the Licensed Product shall be established on the basis of the most recent commercial sale of such identical or equivalent Licensed Product sold as a standalone device. For clarity, Net Sales are the actual end selling price of Licensed Products, to unaffiliated distributors, resellers or end customers derived from sales by TFG Radiant N-E's licensees, sublicensees, or their Affiliates.
1.10    Patents. “Patents” means all patent rights and all right title, and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation patents of addition, certificates of invention and other government issued or granted indicia of invention ownership and all divisions, continuations, reissues, renewals, reexaminations, and extensions thereof, all foreign patents or patent applications that correspond thereto, and any patents that issue thereon.
1.11    Photovoltaic Fabrication Facilities. “Photovoltaic Fabrication Facilities” means facilities and equipment for the design, manufacture and testing of CIGS PV utilizing Ascent IP.
1.12    Prime Rate. The “Prime Rate” means the prime rate published by Bank of America, N.A (or any successor entity) from time to time as its “prime rate,” or any successor interest rate.
1.13    Project. “Project” means work performed by the parties pursuant to this Agreement and the Development Plan
1.14    Project IP. “Project IP” means IP that is first conceived, created, authored, developed by or on behalf of either party or both parties in connection with the Project.
1.15     TFG Radiant N-E Fab. “TFG Radiant N-E Fab” means any Fab that is built, operated, sold or licensed by TFG Radiant N-E pursuant to this Agreement.
1.16    Intellectual Property. “Intellectual Property” or “IP” means any and all intellectual property and proprietary rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including know-how, processes (including manufacturing and test), computer programs, computer models, technical data, designs, prototypes, components, packaging, inventions, discoveries, techniques, improvements, modifications, technical information, test results and all Patents, Copyrights, trade secrets, trademarks, service marks, designs, trade dress, moral rights, mask works and other proprietary rights related thereto whether or not registered
1.17    Territory. “Territory” means Hong Kong, Taiwan, China, Malaysia, Indonesia, Korea, Thailand and Singapore.
1.18    Tranche 2 Milestone. “Tranche 2 Milestone” shall mean [*]. Upon determination in good faith by TFG Radiant N-E that it has achieved the Tranche 2 Milestone, TFG Radiant N-E will deliver written notification indicating the date of such achievement to the Chief Executive Officer of Ascent and such documentation reasonably necessary to support the achievement of the Tranche 2 Milestone. Ascent shall have the right to verify achievement of the Tranche 2 Milestone. The parties will negotiate in good faith regarding any dispute regarding the achievement of the Tranche 2 Milestone.
Article 2
Joint Development Activities
2.1    Joint Development. Each party agrees to use commercially reasonable efforts to interact on a regular basis and exchange

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such information as each in good faith determines in its sole discretion appropriate to develop and commercialize Fabs and manufacture and sell Licensed Products in the Territory (the “Development Plan”). The Development Plan is anticipated to include the terms set forth on Appendix A hereto, and the parties will work together to complete a full Development Plan within a reasonable time following the Effective Date. Until such time as the initial TFG Radiant N-E Fab is operational, Ascent agrees to provide the technical services and support reasonably requested by TFG Radiant N-E to support the construction and operation of the initial TFG Radiant N-E Fab. The expenses of Ascent in connection with providing the services in connection with the Development Plan and/or any Statement of Work will be invoiced on the basis of fully loaded actual cost (as further described in the Development Plan or Statement of Work), including out of pocket costs and expenses such as travel and subcontractor costs, plus [*]. [*]. In addition to this initial work in the Development Plan, the parties may from time to time to negotiate in good faith one or more additional statements of work which reference this Agreement, each of which shall, upon execution by parties, become a part of this Agreement (each a “Statement of Work”). The parties acknowledge that the Development Plan contains the parties' current expectations as to the activities, timeline and funding requirements relating thereto and that the Development Plan may require additional time and/or funding to complete and/or involve activities beyond the scope currently contemplated in such Development Plan.
2.2    Contents of Statements of Work. Each Statement of Work will specify (i) the development goals and objectives of the Statement of Work and the activities and tasks to be undertaken by each party hereto in connection with such activities, (ii) any obligations on the part of TFG Radiant N-E to make payments to Ascent so as to provide funding for such activities (“TFG Radiant N-E Funding”) and the schedule for the payment of such funds, (iii) the purposes for which, and manner in which, any TFG Radiant N-E Funding is to be utilized by Ascent, (iv) the milestones and deliverables to be achieved or delivered by each party, (v) the respective Project Coordinators for such Statement of Work, and (vi) such other matters as deemed appropriate by the parties. In the event of a conflict between the terms of any Statement of Work and the terms set forth in the body of this Agreement, the terms set forth in the body of this Agreement shall prevail unless the Statement of Work expressly states that the inconsistent term is meant to prevail over the terms of this Agreement, in which case the terms set forth in the Statement of Work shall prevail over the terms of the body of this Agreement solely for purposes of such Statement of Work.
2.3    Performance under Statements of Work. The parties will use commercially reasonable efforts to perform the tasks and activities identified in, and fulfill the responsibilities specified in, the Development Plan and/or each Statement of Work.
2.4    Coordinators. The Project Coordinators for this Agreement will be designated by each of the parties from time to time. Each Project Coordinator will be responsible for overall supervision of activities on behalf of such party pertinent to this Agreement and tasks outlined in the Development Plan and/or Statements of Work. With respect to each Statement of Work, the Project Coordinators will be responsible for (a) arranging meetings, visits and consultations between the parties concerning the technical matters related to such Statement of Work; (b) scheduling and making arrangements for joint meetings and chairing periodic technical status reviews; (c) proposing, assessing and processing changes to such Statement of Work, which must be in writing and signed by authorized representatives of both parties; and (d) coordinating any information exchanges between the parties relating to such Statement of Work. Either party may change its coordinators at any time without prior notice. The coordinators are not authorized to modify or change any term or condition of this Agreement.
2.5    Status Reports and Final Report. The parties shall jointly prepare written quarterly status reports and a final report summarizing, in reasonable detail, the work performed pursuant to this Agreement, the results of all material work performed in connection with each Statement of Work and the status of Project IP developed by each party. The format and contents of the reports will be as agreed upon by the Project Coordinators.
2.6     Non-Recurring Engineering Funding. TFG Radiant N-E shall pay Ascent the non-recurring engineering funding set forth on Appendix B attached hereto.
2.7    Purchase Rights. When commercially feasible, in addition to the transactions contemplated by this Agreement, Ascent shall have the option to sell to TFG Radiant N-E or its Affiliates, and TFG Radiant N-E and its Affiliates agree to purchase, at a price of [*], CIGS PV; provided, however, that any such sales shall, at a minimum, be for CIGS PV having at least [*] of power production capability on an annual basis.
Article 3
Intellectual Property
3.1    Independently-Developed IP. Each party will retain ownership of any and all IP (including Background IP) and all Confidential Information (defined in Section 6.1) that the party owned on or before the Effective Date. Additionally, any IP developed on or after the Effective Date by either party independently (i.e., outside of development under this Agreement) and

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without the use of any of the Background IP or Confidential Information of the other Party, will be owned solely by the developing party.
3.2    Ownership of Project IP. All Project IP developed solely by a party will be solely owned by that party. All Project IP that is developed jointly by employees or contractors of both Parties (“Joint Project IP”) will be jointly owned by the parties.
3.3    Treatment of Joint Project IP. Both parties agree to promptly disclose to one another via the Project Coordinators any Joint Project IP. The parties shall meet through the Project Coordinators to discuss in good faith and agree upon the content and form of any application for a joint Patent right and hereby agree that only the application in the form as agreed between the parties may be filed in respect of the joint Patent rights. The parties shall share the costs equally in respect of the preparation of the application, filing, prosecution, grant, and maintenance of any joint Copyright or Patent rights jointly filed and shall jointly instruct an appropriately qualified attorney to draft, file, and prosecute the application. Each party will have equal control over the prosecution of the filing such that the attorney will only be able to act on unanimous instructions. In the event that one party is not interested, or not willing, to equally share the related cost and expense, with respect to any joint Patent rights in a given country, then the other party shall have the right, at its own cost and expense, and under its sole control, to file and prosecute such joint Copyright or Patent rights in such country in both parties' names, even though each party will have an undivided joint ownership interest in any Copyright or issuing Patent. Alternatively, the parties may mutually agree to hold such Joint IP as a trade secret. Each Party will have the right to grant licenses under a joint Patent within the Joint Project IP to third parties (within the Territory, with respect to TFG Radiant N-E and outside of the Territory, with respect to Ascent) without requiring consent of, or any duty to account to, the other party. Unless agreed otherwise in writing, neither party will have any obligation to account to the other for profits or to obtain the consent of the other party in order to use, license, or otherwise exploit Joint Project IP, and each party will retain for itself the entire returns earned through its use of Joint Project IP. Each party will promptly provide the other party with written notice if the party wishes to transfer any joint Patent within the Joint Project IP. The party receiving the written notice will have the right of first refusal for a period ninety (90) days from the party's receipt of written notice. During the ninety (90) day period, the parties will negotiate in good faith to acquire the other party's ownership rights in such joint Patent within the Joint Project IP which the notifying party wishes to transfer.
3.4    Assistance in Prosecution. Each party shall provide, and cause its employees and subcontractors to provide, to the other party reasonable assistance and cooperation (including prompt execution of documents) with such other party's preparation, filing, prosecution, and maintenance of any Copyright or Patent pursuant to Section 3.3.
Article 4
Commercialization License
4.1    Ascent License to TFG Radiant N-E. Ascent hereby grants TFG Radiant N-E a nontransferable, nonassignable, perpetual, irrevocable, royalty-bearing, fully sublicensable license, solely in the Territory, under all of Ascent's IP (whether conceived now or in the future including without limitation Background IP and Project IP), to make, have made, use, import, sell, offer for sale, and distribute Photovoltaic Fabrication Facilities and Licensed Products including all enhancements, improvements, and successor versions. The license granted pursuant to this Section 4.1 will be exclusive so long as TFG Radiant N-E continues to meet the Performance Metrics in accordance with Section 4.5 hereof. In the event TFG Radiant N-E does not meet or continue to meet such Performance Metrics, such license will be non-exclusive. TFG Radiant N-E agrees that it will take all commercially reasonable actions necessary to limit the risk that its exercise of the rights granted to it under this Section 4.1 would infringe, violate or misappropriate the Intellectual Property of any third party.
4.2    TFG Radiant N-E License to Ascent. TFG Radiant N-E hereby grants to Ascent a non-exclusive, perpetual, irrevocable, royalty-free, fully sublicensable license under TFG Radiant N-E's interest in the TFG Radiant N-E Project IP, in all jurisdictions other than the Territory, to make, have made, use, import, sell, offer for sale, and distribute Photovoltaic Fabrication Facilities and Licensed Products, including all enhancements, improvements, and successor versions. Ascent agrees that it will take all commercially reasonable actions necessary to limit the risk that its exercise of the rights granted to it under this Section 4.2 would infringe, violate or misappropriate the Intellectual Property of any third party.
4.3    Sublicenses. Each sublicense granted by a licensee pursuant to this Agreement shall be in writing, and all such sublicenses shall be consistent with all the terms and conditions of this Agreement. A licensee shall notify the licensor in an annual report of the grant of any and all such sublicenses, the identity of the sublicensees, and the intellectual property sublicensed under each such sublicense. The annual sublicense report shall be a cumulative report and shall identify all current sublicensees. The licensee shall remain responsible to the licensor for all applicable financial and other obligations under the sublicense. The parties acknowledge and agree that neither sublicenses granted to third parties nor a licensee's exercise of its rights shall be considered assignments.

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4.4    Retained Rights. Ascent retains all right, title and interests to the Ascent IP not granted to TFG Radiant N-E pursuant to Section 4.1. TFG Radiant N-E retains all right, title, and interests to the TFG Radiant N-E IP not granted to Ascent pursuant to Section 4.2.
4.5    Performance Metrics. In order to maintain the exclusivity to the License set forth in Section 4.1, in addition to any other terms and conditions set forth herein, TFG Radiant N-E must meet and continue to meet the applicable performance metrics as set forth in Appendix C (the “Performance Metrics”). Failure to meet the Performance Metrics shall give Ascent the right to convert the exclusive license to a non-exclusive license upon notice to TFG Radiant N-E.
4.6    License Consideration.

4.6.1	Milestone Payments. TFG Radiant N-E shall pay to Ascent the following milestone payments:

(a)	[*] when TFG Radiant N-E Fabs (1) sell and ship Licensed Products with a [*] of power production capability and (2) achieve a Terminal Cost (as defined below) of less than or equal to [*];

(b)	[*] when TFG Radiant N-E Fabs (1) sell and ship Licensed Products with an additional [*] of power production capability and (2) achieve a Terminal Cost of less than or equal to [*];

(c)	[*] when TFG Radiant N-E Fabs (1) sell and ship Licensed Products with an additional [*] of power production capability and (2) achieve a Terminal Cost of less than or equal to [*];

(d)	[*] when TFG Radiant N-E Fabs (1) sell and ship Licensed Products with an additional [*] of power production capability and (2) achieve a Terminal Cost of less than or equal to [*];

(e)	[*] when TFG Radiant N-E Fabs (1) sell and ship Licensed Products with an additional [*] of power production capability and (2) achieve a Terminal Cost of less than or equal to [*]; and

(f)	[*] when TFG Radiant N-E Fabs (1) sell and ship Licensed Products with an additional [*] of power production capability and (2) achieve a Terminal Cost of less than or equal to [*].
As used herein, “Terminal Costs” means the average cost per watt of producing the last [*] of the shipped wattage related to each of the applicable milestone set forth above, calculated based on International Financial Reporting Standards (“IFRS”) rules. TFG Radiant N-E will work in good faith to lower the Terminal Cost for the Licensed Products and to pay the milestone set forth herein.

4.6.2
Royalties. In addition, TFG Radiant N-E shall pay to Ascent the following royalties on a quarterly basis: an amount equal to [*] of Net Sales; provided, however, for each Fab, TFG Radiant N-E has, at the time of the first royalty payment due from such Fab, the one time right to irrevocably convert up to [*] (representing half of the royalty owed pursuant to this Section 4.6.2) to an in kind payment of a [*] ownership interest in the respective TFG Radiant N-E Fab generating the production. [*]. For the avoidance of doubt, with respect to any Fab for which TFG Radiant N-E elects to make such conversion, from the date Ascent acquires the ownership interest described above, TFG Radiant N-E shall pay to Ascent a royalty of an amount equal to [*] of Net Sales in lieu of the [*] of Net Sales stated above.

4.6.3
License Fee. In addition, at the time of commissioning for each Fab which utilizes the Ascent IP, TFG Radiant N-E shall pay to Ascent a one-time license fee of [*] per [*] production capacity of the Fab. By way of illustration and not limitation, a [*] Fab would require a payment of [*].

4.7    Royalty Report. Within sixty (60) days after the end of each calendar quarter for which any amount is payable pursuant to Section 4.6, TFG Radiant N-E shall deliver to Ascent a written report that shows, for such calendar quarter, the number and type of Licensed Products sold, the country of sale for each such type of Licensed Product, the Net Sales subject to the payment obligations set forth in Section 4.6. Concurrently with the delivery of such report, TFG Radiant N-E shall pay the royalty due for such calendar quarter by wire transfer to the bank account designated by Ascent in writing from time to time.
4.8    Records. For so long as TFG Radiant N-E has obligations under this Article 4 to make payments to Ascent with respect to milestone payments or Net Sales, TFG Radiant N-E will keep accurate business records according to IFRS showing the Net Sales attributable to such Licensed Products. TFG Radiant N-E will maintain such records for a period of at least thirty-six (36) months after the end of the period covered.
4.9    Inspection. Upon Ascent's written request, from time to time during the Term (but no more than one time during a twelve

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month period), TFG Radiant N-E will permit an accountant chosen by Ascent and reasonably acceptable to TFG Radiant N-E to inspect the records which TFG Radiant N-E is required to maintain pursuant to Article 4 during reasonable business hours, for the purpose of verifying the accuracy of the reports sent to Ascent under Article 4, as applicable, during the thirty-six months prior to such inspection. Such accountant will sign a confidentiality agreement with TFG Radiant N-E, and will report to Ascent only as to the accuracy of said reports. In the event that such inspection shows an underreporting and underpayment for any reporting period, then TFG Radiant N-E shall promptly pay the shortfall, together with simple interest on such amount calculated at the Prime Rate, and, if the shortfall is in excess of [*] for any period covered by the audit, TFG Radiant N-E shall reimburse Ascent for actual cost of such examination.
4.10    Currency. TFG Radiant N-E will make all payments to Ascent under this Agreement in United States dollars by wire transfer to the bank account designated by Ascent in writing from time to time. To the extent that payments received by TFG Radiant N-E on account of Net Sales are in currency other than United States dollars, the computation of amounts due hereunder with respect to such Net Sales shall be calculated at the spot rate for the local currency as published in the Wall Street Journal on the date of TFG Radiant N-E's payment to Ascent or, if no spot rate for such local currency is published in the Wall Street Journal on such date, then the spot rate for the local currency as published in the Wall Street Journal on the prior business day.
4.11    Taxes. Ascent is solely responsible and shall indemnify and hold TFG Radiant N-E harmless for any taxes imposed on any payment by TFG Radiant N-E to Ascent under this Agreement. If required by law, TFG Radiant N-E may withhold taxes from any sum payable to Ascent under this Agreement, pay the taxes to the appropriate tax authorities and remit the balance due to licensor; provided TFG Radiant N-E will then obtain and promptly furnish Ascent a receipt evidencing each such tax payment in a form complying with applicable law.
Article 5
Term and Termination
5.1    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and shall continue in force, unless terminated by either party in accordance with the terms hereof.
5.2    Default. A party will be deemed in default under this Agreement if, subject to Section 10.5, such party fails to perform any obligation required to be performed by it under this Agreement or breaches any representation, warranty or other obligation hereunder and fails to cure any such failure within sixty (60) days after notice from the other party. If a party is in default as specified in this Section 5.2, the other party may terminate this Agreement and may pursue any remedy under this Agreement or otherwise available to such party.
5.3    Termination Consequences.

5.3.1
Termination by TFG Radiant N-E for Ascent's Breach. If TFG Radiant N-E terminates this Agreement pursuant to Section 5.2, then all of the following apply on the effective date of termination (“Termination Date”):

(a)	The Development Plan shall terminate. All work under outstanding Statements of Work terminates. Any outstanding expenses shall become due and payable to Ascent.

(b)	The commercialization license granted in Section 4.1 to TFG Radiant N-E shall survive.

(c)	The commercialization license granted in Section 4.2 to Ascent shall survive.

(d)	The obligation to pay milestone payments, royalties and license fees applicable to Licensed Products and TFG Radiant N-E Fabs shall remain in effect.

5.3.2	Termination by Ascent for TFG Radiant N-E's Breach. If Ascent terminates this Agreement pursuant to Section 5.2, then all of the following apply on the Termination Date:

(a)	The Development Plan shall terminate. All work under outstanding Statements of Work terminates. Any outstanding expenses shall become due and payable to Ascent.

(b)
If TFG Radiant N-E has not invested an aggregate of [*] in TFG Radiant N-E Fabs pursuant to the Development Plan as agreed upon by the parties, the commercialization license granted in Section 4.1 to TFG Radiant N-E shall terminate; provided, however, if at such time TFG Radiant N-E has invested an

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aggregate of [*] in TFG Radiant N-E Fabs pursuant to the Development Plan as agreed upon by the parties, the commercial license granted in Section 4.1 shall survive on a non-exclusive basis.

(c)	Any commercialization license granted in Section 4.2 to Ascent shall survive.

(d)	The obligation to pay milestone payments, royalties and license fees under this Agreement applicable to Licensed Products shall remain in effect.
5.4    Survival. In addition to the Sections indicated in Section 5.3, Articles 1, Article 3, Article 4 (including Section 4.11 and as set forth in Section 5.3), Article 5 (other than Sections 5.1 and 5.2), Article 6-10 shall survive any termination or expiration of this Agreement.
5.5    Equitable Relief. The parties each acknowledge that the obligations and restrictions contained in Articles 4, 5 and 9 are reasonable and necessary to protect the legitimate interests of the other party and that any breach of any such provisions will result in irreparable injury to the other party and that, therefore, such other party shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction in the event of any such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such other party may be entitled.
5.6    Accrued Obligations. Termination for any reason under this Agreement will not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder and at law and in equity which accrued or are based upon any event occurring prior to such termination.
5.7    Return/Destruction of Confidential Information. Except for Confidential Information required to exercise rights under surviving Licenses, upon the termination of this Agreement, each party shall, upon request of the originating party, promptly destroy or return to the originating party, at the originating party's sole discretion (provided the originating party pays delivery expenses if it elects for the return rather than destruction of such materials), all Confidential Information received from the originating party. If the originating party elects to have such materials destroyed, the other party shall certify in writing to the originating party its compliance with such request.
Article 6
Confidentiality
6.1    Exchange of Confidential Information. During the Term of this Agreement, a party to this Agreement (the “Provider”) may provide Confidential Information to the other party (the “Recipient”). “Confidential Information” shall mean any and all information provided by the Provider to the Recipient regarding the business, operations and assets of the Provider and shall include all confidential reports and communications, client and supplier data, materials or information relating to the business or activities of the Provider, price information, and documents, data, or information relating to methods, materials, ideas, plans, processes, designs and other research, and all modifications, improvements and enhancements which are derived from or relate to a Recipient's access to or knowledge of any of the above materials or information. Notwithstanding the foregoing, the definition of Confidential Information shall not include information which is: (i) now or hereafter, through no unauthorized act on the Recipient's part, publicly available; (ii) known to the Recipient without an obligation of confidentiality at the time the Recipient receives the same from the Provider; (iii) hereafter furnished to the Recipient by a third party as a matter of right and without restriction on disclosure; (iv) furnished to others by the Provider without restriction on disclosure; or (v) independently developed by the Recipient without the use of the Provider's Confidential Information.
6.2    Use and Ownership of Confidential Information. The Recipient shall not publish, reproduce, disclose or release the Confidential Information of the Provider, in whole or in part, to any third party (including any contractor, agent, government agency, or customer) without the prior written consent of the Provider in its sole discretion. The Recipient may receive and use Confidential Information pursuant to this Agreement solely for the purposes of this Agreement and shall not use such Confidential Information to the detriment of the Provider or for the benefit of third parties.
6.3    Degree of Care. The Recipient shall employ at least the same degree of care in protecting the Confidential Information of Provider as it employs in protecting its own Confidential Information, but not less than a reasonable degree of care. Without limitation to the foregoing, the Recipient shall not copy any Confidential Information, except as may be reasonably required to perform its duties under this Agreement, and shall store the Confidential Information in a secure place. The Recipient shall ensure that Confidential Information is disclosed only to (i) those of its employees or third parties who require access to such information for the sole purpose of carrying out a party's responsibilities pursuant to this Agreement, (ii) and to its financial investors (including

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prospective investors), provided such persons have been advised of the confidentiality provisions of this Agreement and who have entered into a confidentiality agreement with Recipient affording the same or a higher level of protection as this Agreement.
6.4    Subpoenas. In the event Recipient receives a subpoena or other validly issued administrative or judicial process requesting the disclosure of Confidential Information, Recipient shall promptly notify Provider and tender to it the defense of such demand. Unless the demand shall have been timely quashed or extended, Recipient shall thereafter be entitled to comply with such demand when and to the extent required by law. If requested by Provider, Recipient shall provide reasonable cooperation (at the expense of Provider) in the defense of a demand.
6.5    Press Releases; Use of Company Name or Logo. Except for information already released in public without breach of this Agreement, neither party will make any public announcement of any kind regarding of this Agreement or the activities undertaken in connection with this Agreement (or any Statement of Work) without the other party's prior written consent, except to the extent required by applicable law. Ascent shall not use the TFG Radiant N-E IP in any printed materials without prior written approval of TFG Radiant N-E. TFG Radiant N-E shall not use the Ascent IP in any printed materials without prior written approval of Ascent.
6.6    Trademark License. In the event a party (“Owner”) grants the other party permission to use its trademarks or service marks (collectively, the “Marks”) in accordance with Section 6.5, such party grants to the other arty a limited, non-exclusive and non-transferable license (without the right to sublicense) to use, reproduce and display such Marks solely as may be permitted by the Owner pursuant to Section 6.5, or as may explicitly be agreed upon by the parties in writing. Each party's use of the Owner's Marks will be in compliance with the Owner's then-current trademark usage guidelines, if any, provided to such party in writing, which may be revoked or modified at any time at the sole discretion of the Owner. Any use by the other party of Owner's Marks in a manner not specified in the Agreement requires the Owner's prior written approval in each instance. Each Owner will retain all right, title and interest (including all IP) in and to its Marks, and the other party will do nothing inconsistent with such ownership nor use the Owner's Marks in any way other than as provided for under the Agreement. The other party's rights in and to the Owner's Marks are limited solely to those rights granted expressly herein. The other party's use of the Owner's Marks will inure to the benefit and be on behalf of the Owner, and such use by the other party will not create in the other party any right, title or interest in the Owner's Marks.
Article 7
Warranties and Disclaimers
7.1    By Ascent. Ascent represents and warrants to TFG Radiant N-E that:

7.1.1
Authority. Ascent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to make, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly approved and authorized by all necessary corporate actions on behalf of Ascent.

7.1.2
No Violation/Conflict. As of the Effective Date, neither the execution and delivery of this Agreement by Ascent nor the consummation by it of the transactions contemplated hereby, will constitute a violation of, or be in conflict with: (a) any judgment, decree, order, regulation or rule of any governmental authority; (b) any law, regulation or order of any governmental authority; or (c) any agreement entered into with a third party.

7.1.3	Right to Grant Licenses. Ascent has the full right to grant the rights, assignments and licenses granted to TFG Radiant N-E in this Agreement.

7.1.4
Litigation. As of the Effective Date, there are no lawsuits, proceedings, claims or governmental investigations pending or, to Ascent's knowledge, threatened against, or involving, Ascent Background IP, and there is no basis known to either of Ascent for any such action. There are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates involving Ascent Background IP outstanding against Ascent.

7.1.5
Intellectual Property. To the knowledge of Ascent, TFG-Radiant N-E's exercise of the rights granted under Sections 4.1 and 6.6 does not and will not infringe, violate or misappropriate the Intellectual Property of any third party. To the knowledge of Ascent, no third party has infringed, misappropriated or otherwise violated any Ascent Intellectual Property.

7.1.6	Patents. TFG Radiant N-E's exercise of the rights granted under Section 4.1 with respect to the Licensed

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Products in the form Ascent currently manufactures or currently instructs Radiant to manufacture will not infringe, violate or misappropriate any third party's Patents which have been filed on or before August 12, 2011.
7.2    By TFG Radiant N-E. TFG Radiant N-E represents and warrants to Ascent that:

7.2.1
Authority. TFG Radiant N-E is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite corporate power and authority to make, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly approved and authorized by all necessary corporate actions on behalf of TFG Radiant N-E.

7.2.2
No Violation/Conflict. As of the Effective Date, neither the execution and delivery of this Agreement by TFG Radiant N-E nor the consummation by it of the transactions contemplated hereby, will constitute a violation of, or be in conflict with: (a) any judgment, decree, order, regulation or rule of any governmental authority; (b) any law, regulation or order of any governmental authority; or (c) any agreement entered into with a third party.

7.2.3	Right to Grant Licenses/Rights. TFG Radiant N-E has the full right to grant the rights, assignments and licenses granted to Ascent in this Agreement.

7.2.4
Acknowledgement and Agreement to the terms of the ITN License Agreement. Solely to the extent TFG Radiant N-E is granted a license to any Technologies (as defined in that certain License Agreement between Ascent and ITN Energy Systems, Inc. dated as of January 17, 2006), in accordance with Section 9.1 thereof, TFG Radiant N-E agrees to be bound to the terms of such agreement as a “Licensee” party thereto.

7.2.5
Foreign Corrupt Practices Act (FCPA) Covenant. TFG Radiant N-E warrants and covenants that: (1) it is familiar with and understands the Foreign Corrupt Practices Act of the U.S. (the “FCPA”) and that any act by TFG Radiant N-E, or its employees, officers, managers, directors or agents, that would violate the FCPA if done by a U.S. citizen or business may cause Ascent and its Affiliates to be liable under the FCPA; and (2) all information submitted to Ascent by or for TFG Radiant N-E, including, without limitation, any applications, questionnaires and responses to Ascent inquiries provided prior to or after the execution of this Agreement are truthful, accurate and not misleading. TFG Radiant N-E will at all times fully comply with the FCPA and Ascent's then current corporate policies and practices with respect to the FCPA (“Ascent Policies”). Without limiting the foregoing, neither TFG Radiant N-E, nor any of its employees, officers, managers, directors or agents will make any payments, in money or any other item of value or make any offers or promises to pay any money or any other item of value to: (a) any government official (including employees of any state-owned company), (b) any foreign political party, (c) any candidate for foreign political office or (d) any other person or entity, with the knowledge that such payment, offer or promise to pay will be made to any government official, political party or candidate for political office for the purpose of influencing such person or entity to make one or more business decisions favorable to TFG Radiant N-E or Ascent in connection with Ascent's business.

7.2.6
Intellectual Property. Ascent's exercise of the rights granted in Sections 4.2 and 6.6 does not and will not infringe, violate or misappropriate the Intellectual Property of any third party. TFG Radiant N-E will take commercially reasonable measures to protect any of the Intellectual Property licensed to it pursuant to Sections 4.1 and 6.6.

7.3    Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND AFFILIATES MAKE ANY REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
7.4    Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS IN ARTICLE 9 OR BREACH OF ARTICLE 6, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THEY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.
7.5    Allocation of Risk. The parties acknowledges and agrees that the payments set forth in this Agreement reflect the allocation of risk between the parties, limitation of liability and remedies described in this Agreement. A modification of the allocation of

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risks set forth in this Agreement would affect the payments stipulated by this Agreement, and in consideration of such payments, the parties agree to such allocation of risk.
Article 8
Indemnification
8.1    Indemnification by Ascent. Ascent shall indemnify, defend and hold TFG Radiant N-E and its respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “TFG Radiant N-E Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a TFG Radiant N-E Indemnitee, arising from or occurring as a result of:

8.1.1
Ascent's conduct of the development work performed under this Agreement or any activities performed by Ascent under the commercialization licenses granted by TFG Radiant N-E hereunder (including any claims arising out of development performed by Ascent's Affiliates or sublicensees on behalf of Ascent); or

8.1.2	Ascent's breach of Ascent's representation and warranties set forth in Section 7.1.
Notwithstanding Sections 8.1.1 and 8.1.2 Ascent shall have no liability to TFG Radiant N-E pursuant to this Section 8.1 for any liabilities, damages, losses, costs or expenses of TFG Radiant N-E resulting from claims that any TFG Radiant N-E Project IP or Joint Project IP infringes, violates or misappropriates the Intellectual Property of any third party.
8.2    Indemnification by TFG Radiant N-E. TFG Radiant N-E shall indemnify, defend and hold Ascent and its respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “Ascent Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a Ascent Indemnitee, arising from or occurring as a result of:

8.2.1
TFG Radiant N-E's conduct of the development work performed under this Agreement or any activities performed under the commercialization licenses granted by Ascent hereunder (including any claims arising out of development performed by TFG Radiant N-E's Affiliates or sublicensees on behalf of TFG Radiant N-E); or

8.2.2	TFG Radiant N-E's breach of TFG Radiant N-E's representations and warranties set forth in Section 7.2.
Notwithstanding Sections 8.2.1 and 8.2.2, TFG Radiant N-E shall have no liability to Ascent pursuant to this Section 8.2 for any liabilities, damages, losses, costs or expenses of Ascent resulting from claims that any Ascent IP or Joint Project IP infringes, violates or misappropriates the Intellectual Property rights of any third party.
8.3    Procedure. A party that intends to claim indemnification under Section 8.1 or Section 8.2 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole control of the defense thereof with counsel mutually satisfactory to the Parties, including, the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee's prior written consent, settle any such claim if such settlement contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee, or imposes any obligation on the Indemnitee other than a monetary obligation, or otherwise adversely affects Indemnitee, and only to the extent the Indemnitor assumes in full such obligation. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action will not impair Indemnitor's duty to defend such action but will relieve Indemnitor of any liability to the Indemnitee to the extent the Indemnitor is prejudiced materially by the delay. At the Indemnitor's request and cost, the Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto. Subject to the Indemnitee's fulfillment of its obligations under this Section 9.3, the Indemnitor shall pay any damages, costs or other amounts awarded against the Indemnitee, or payable by the Indemnitee pursuant to a settlement agreement entered into by the Indemnitor, in connection with such claim. If there is a claim regarding infringement, violation or misappropriation of Intellectual Property that is subject to indemnification under this Section 8, the Parties agree to cooperate in good faith, at the Indemnitor's expense, to evaluate the claim and, if possible and commercially reasonable, implement a plan to mitigate such claim by reasonable and appropriate means (including potentially modifying the Licensed Product and/or Photovoltaic Fabrication Facilities).

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Article 9
Notices
All notices or other communications required by this Agreement shall be in writing and shall be sent by courier, registered, certified or first-class mail, fax, or electronic mail, and shall be regarded as properly given in the case of a courier upon actual delivery to the proper place of address; in the case of a letter, seven (7) days after the registered, certified or first-class mailing date if the letter is properly addressed and postage prepaid; in the case of fax, on the day following the date of transmission if properly addressed and successfully transmitted to the correct number; and in the case of electronic mail, on the day following the date of transmission if properly addressed and if an automatically generated delivery confirmation has been received; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses given below (or such other address such party may by notice to the other party in accordance with this Article):

If to TFG Radiant N-E:	TFG RADIANT NEW-ENERGY GROUP LTD. Block B, Fourth Floor, Building B No. 1 Binlang Road, Fuitan FTZ Shenzhen, China 518038 Facsimile: +86-755-83251030 Attention: Mr. Xubiao
with a copy to: (which copy shall not constitute notice)	K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104 Facsimile: (206) 370-6040 Attention: Christopher H. Cunningham
If to Ascent:	Ascent Solar Technologies, Inc. 123 North Grant Street Thornton, CO 80241 United States Facsimile: +1 (720) 872-5077 Attention: Ron Eller
with a copy to: (which copy shall not constitute notice)	Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, CO 80302 United States Facsimile: +1 (303) 607-3600 Attention: James Carroll, Esq.

Article 10
Miscellaneous
10.1    Entire Agreement. This Agreement, together with the Appendices, the Development Plan, and the Statements of Work executed by the parties from time to time, comprise the entire agreement between TFG Radiant N-E and Ascent and supersedes all other agreements, oral or written, heretofore made with respect to the transactions contemplated by this Agreement.
10.2    Assignment. Neither party may assign or transfer this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no such consent will be required in connection with a merger, consolidation, reorganization, restructuring, or sale of all or substantially all of the assets of a party. Subject to the foregoing, the provisions hereof shall inure to the benefit of and be binding upon, the successors and assigns of the parties hereto.
10.3    Interpretation. The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only

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and will not be deemed a part of this Agreement or affect the construction or interpretation of any provision of this Agreement. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identify of the person may in the context require. The use of the words “include,” “including” or variations thereof in this Agreement shall be by way of example rather than by limitation. The parties have participated, or had the opportunity to participate in, the negotiation and drafting of this Agreement or requested, or had the opportunity to request, amendments to this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.4    Modification; Waiver. This Agreement may be amended only in writing signed by both parties. No waiver of any right or remedy in respect of any occurrence or event on one occasion will be deemed a waiver of such right or remedy in respect of such occurrence or event on any subsequent occasion. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party, of its rights hereunder.
10.5    Delay. If Ascent or TFG Radiant N-E is unable to perform or is delayed in performing any of its respective obligations under this Agreement, then the party who is unable to perform or is delayed in performing will give the other party notice of such inability to perform or delay in performing as soon as reasonably possible under the circumstances including information regarding the cause or reasons for such inability to perform or delay in performing. If either Ascent or TFG Radiant N-E is prevented from performing or is delayed in performing any of its respective obligations under this Agreement due to any circumstance beyond its reasonable control (including but not limited to strikes, war, an act of God, a public enemy, interference by any civil or military authority, or inability to secure governmental approval, materials or services or similar cause), but not due to its negligence, and gives notice to the other party, then the time for performance of any such obligation will be extended for a period equal to the number of days during which performance thereof was prevented or delayed and during such period such party will not be deemed in default under this Agreement.
10.6    Remedies. Unless otherwise expressly provided in this Agreement, the rights and remedies set forth in this Agreement are in addition to, and not in limitation of, other rights and remedies under this Agreement, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.
10.7    Governing Law. The validity, construction, interpretations and enforceability to this Agreement will be determined and governed by the laws of the state of Delaware, without regard to its conflicts of laws.
10.8    Dispute Resolution Procedures. In the event of any controversy or claim between the parties as to any provision of this Agreement, upon the written request of either party, the matter shall immediately be referred jointly to the respective management of each party for decision. The management of each party shall be represented by the President of such party or the executive officer designated by such President). The meeting of such management will be held at a location to be mutually agreed-upon or by telephone. If such persons do not agree upon a decision within ten (10) calendar days after reference of the matter to them (as may be extended by mutual agreement of the parties), then the parties agree to arbitration of the controversy or claim.
After exhausting the procedures set forth in the preceding paragraph, any remaining controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be resolved by the determination of a board of three (3) arbitrators under the Rules of the American Arbitration Association. The site of the arbitration, unless the parties agree otherwise, shall be in Denver, Colorado. Each party shall designate one arbitrator and the third arbitrator with general knowledge of the subject matter related to the controversy shall be chosen by the two so designated. The arbitration shall be conducted in the English language and the arbitrator's report will be submitted within six (6) months of initiating the proceedings. The award may be entered in any court having jurisdiction thereover, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.
Notwithstanding anything to the contrary in this Section 10.8, nothing shall require either party to forego or delay for any reason any action or claim for injunctive relief in the event of any breach or threatened breach by the other party or a violation of the Intellectual Property of either party.
10.9    Counterparts. This Agreement may be executed in multiple counterparts with equal force and effect, and each such counterpart will be deemed an original of this Agreement.
10.10    Severability. The covenants and undertakings of this Agreement are considered by the parties hereto to be reasonable in all circumstances. However, except as explicitly provided in this Agreement, if one or more of such covenants and undertakings should be held invalid for any reason whatsoever by any court, administrative agency, or arbitration board, but would have been

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held valid if part of the wording thereof had been deleted or a period of time thereof reduced or the range of activities or the area dealt with thereby reduced in scope, the said covenants and undertakings shall apply with such modification as may be necessary to make them valid and effective.
10.11    No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.
10.12    Independent Status of Parties. Each party shall act as an independent contractor and shall not bind nor attempt to bind the other party to any contract, or any performance of obligations outside of this Agreement. Nothing contained or done under this Agreement shall be interpreted as constituting either party the agent of the other in any sense of the term whatsoever unless expressly so stated.

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EXHIBIT 10.5

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

TFG RADIANT NEW ENERGY GROUP LTD. By: /s/ Victor Lee Name: Victor Lee Title:Director	ASCENT SOLAR TECHNOLOGIES, INC. By: /s/ Ron Eller Name: Ron Eller Title:President and CEO

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EXHIBIT 10.5

Appendix A

Anticipated Development Plan Terms

The parties anticipate that the Development Plan will incorporate the following:
[*].
[*].
[*].
[*].
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EXHIBIT 10.5

Appendix B

Non-Recurring Engineering

Milestone Payments due 20 days after certification by Ascent that such Milestones have been met.

[*]	[*]
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EXHIBIT 10.5

Appendix C

TFG Radiant N-E Performance Metrics

1.    [*].
2.    [*].

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